FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Issuer

DORATO RESOURCES INC. (the “Issuer”)

Suite 1920 – 1188 West Georgia Street

Vancouver, B.C. V6E 4A2

Item 2.	Date of Material Change

November 24, 2010

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is November 24, 2010.  The press release was issued in Vancouver, British Columbia through the facilities of the TSX Venture Exchange via Marketwire, Canada Stockwatch and Market News Publishing.

Item 4.	Summary of Material Change

Dorato receives positive trench results from the Lucero target on the Cordillera del Condor project in northern Peru.

Item 5.	Full Description of Material Change

The Issuer reports receipt of additional results from Minera Afrodita’s 2010 exploration program at the Lucero target on the Cordillera del Condor Project in northern Peru.  Lucero is located in the Taricori Block within an extensive land position that comprises 135 kilometres of strike length.  Dorato has a right to acquire 100% of Minera Afrodita.

To date, a total of 11 trenches have been excavated within the Lucero target area, totalling 668 metres in length.  Results for Trench 1 and its extensions were previously released (NR10-020 and -022) – Trench 1 intercepted surface mineralization grading 2.08 g/t gold over 188.0 metres length.

Results for Trenches 2 to 11, totalling 480 metres in length, include multiple continuous surface intercepts greater than 1.0 g/t gold.  Highlights, as detailed in Table 1 below, include 63.2 metres grading 1.63 g/t gold.  Critically, Trenches 5, 7 and 9 returned a total of 150 metres of composite mineralization grading from 1.01 g/t to 1.63 g/t gold, which remains open.  Trenching anomalies now cover and an extensive 730 metres by 530 metres within the larger Lucero anomaly.  These results continue to suggest that the Lucero discovery zone has significant bulk tonnage potential.

Figure 1: Location of Trenches within the Lucero Anomaly.

Figure2.  Gold and copper intercepts and trench distribution for Trenches 1 through 11.

Lucero Discovery

Lucero is a 100% grass-roots discovery.  The Lucero target was initially identified by magnetic and electromagnetic geophysical data.  The Lucero discovery zone mineralization now forms an extensive gold and copper mineralized system that extends over an area of 1.1 kilometres by 750 metres.  Table 3 summarized the dimensions of the various coincident anomalies in the area.

Table 1.  New Trench Intercepts (Trenches 2 to 11)

TRENCH	TOTAL LENGTH	INTERVAL		LENGTH	GOLD	COPPER
		FROM	TO
Name	(m)	(m)	(m)	(m)	(g/t)	(%)
Trench 2	19.4	0.0	1.0	1.0	1.09	0.03

Trench 3	21.0	15.0	16.5	1.5	0.33	0.07

Trench 4	50.0	1.0	2.0	1.0	0.44	0.17
		8.0	9.0	1.0	0.64	0.30
		12.0	14.2	2.2	0.41	0.16
		18.2	19.2	1.0	0.82	0.12
		20.2	31.2	11.0	1.11	0.16
		46.0	50.0	4.0	7.98	0.10

Trench 5	15.0	0.0	15.0	15.0	1.66	0.19

Trench 6	60.0	12.5	14.0	1.5	2.75	0.02
		36.0	39.0	2.8	0.53	0.18

Trench 7	73.0	1.2	3.2	2.0	1.14	0.04
		12.0	13.5	1.5	0.57	0.05
		15.9	17.4	1.5	0.39	0.09
		21.0	22.0	1.0	1.07	0.22
		25.5	27.0	1.5	2.59	0.19
		23.0	73.0	50.0	1.01	0.23
incl.		52.2	73.0	20.8	1.42	0.39

Trench 8	19.0	0.0	2.0	2.0	0.83	0.02

Trench 9	63.2	0.0	63.2	63.2	1.63	0.19
incl.		8.0	45.0	37.0	2.04	0.18
incl.		54.0	63.2	9.2	2.62	0.14

Trench 10	80.5	33.4	34.4	1.0	0.47	0.00
		45.5	47.5	2.0	0.36	0.05
		54.8	59.8	5.0	0.58	0.09
		71.0	73.0	2.0	0.34	0.28
		79.5	80.5	1.0	0.33	0.38

Trench 11	78.7	12.6	14.8	2.2	0.96	0.05
		61.9	63.4	1.5	0.33	0.20
		68.4	69.9	1.5	0.76	0.19

Table 2.  Trench 1 Intercepts (released previously)

TRENCH	TOTAL LENGTH	INTERVAL		LENGTH	GOLD	COPPER
		FROM	TO
Name	(m)	(m)	(m)	(m)	(g/t)	(%)
Trench 1	188.0	0	188	188	2.08	0.20
Incl.		81.6	188	106.4	3.13	0.26
incl.		82.3	122.3	40	3.00	0.16
Incl.		128.6	177.5	48.9	3.97	0.25

Table 3.  Approximate anomaly dimensions within the Lucero Target Area.

Exploration Technique	Width (East-West)	Length (North-South)
Magnetic Anomaly	840 metres	940 metres
Electromagnetic Anomaly	640 metres	600 metres
Soil Geochemistry	700 metres	1,100 metres
Trench Geochemistry	530 metres	730 metres
Rock Sample Geochemistry	550 metres	1,100 metres

Ongoing Work

Work programs are ongoing throughout the 1,050 km2 prospective Au-Cu belt in Northern Peru.  Airborne geophysical data collection and analysis in ongoing and is a key component of Minera Afrodita’s exploration strategy.  Approximately 65% of the geophysical data completion has been completed.  The survey will be suspended in early December and will recommence at the earliest opportunity in January 2011.  Additional exploration work at Lucero, in the Taricori Block, focuses on bringing highest quality targets within the discovery zone to the drill testing stage.  Drilling is expected to commence in the coming weeks.

Cordillera Del Condor Background

The Cordillera del Condor has been one of the most important gold-bearing areas in Ecuador and Peru since pre-Incan times.  On the Ecuador side of the border, historical high-grade, small scale gold production is reported to have exceeded 100,000 oz per year.

Modern exploration on the Ecuadorian side of the border has resulted in the discovery of multiple, significant and world-class gold and base metal-bearing districts, such as Kinross Gold Corp’s Fruta del Norte Gold deposit with an inferred resource of 13.6 million contained ounces of gold aversilvering 7.23 g/t gold), the Mirador Copper-Gold porphyry deposit (recently sold by Corriente Resources Inc.) with measured & indicated resources of 438 million tonnes at 0.61% copper, 0.19 g/t gold plus inferred resources 235 million tonnes at 0.52% copper, 0.17 g/t gold, and the Mirador Norte Copper-Gold porphyry deposit (indicated 171 million tonnes at 0.51% copper, 0.09 g/t gold; inferred 46 million tonnes at 0.51% copper, 0.07 g/t gold), and Dynasty Metals & Mining Inc’s Jerusalem Gold deposit in the Chinapintza district with measured & indicated resources of 0.58 million contained ounces gold at 12.4 g/t gold plus an additional  0.71 million ounces inferred contained ounces aversilvering 11.5 g/t gold).  The technical information with respect to the above deposits was obtained through the respective companies’ public disclosure documents available on SEDAR.

Qualified Person

EurGeol Keith J. Henderson, P.Geo., the Issuer’s President and CEO and a qualified person as defined by National Instrument 43-101, has reviewed the scientific and technical information that forms the basis for this news release.  Mr. Henderson is not independent of the Issuer as he is an officer and a shareholder.

The geochemical results were reviewed by Tansy O’Connor-Parsons, Senior Geochemist.  Minera Afrodita on-site personnel rigorously collect and track samples which are then security sealed and shipped to ACME Laboratories, Lima, Peru for assay.  ACME's quality system complies with the requirements for the international standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Blind certified reference material is inserted at regular intervals into the sample sequence by field personnel in order to independently assess analytical accuracy. In addition, representative blind duplicate samples are routinely forwarded to ACME and an ISO-compliant third party laboratory for additional quality control.

Cautionary Statement

This material change report contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward looking information” within the meaning of the British Columbia Securities Act and the Alberta Securities Act. Generally, the words “expect”, “intend”, “estimate”, “will” and similar expressions identify forward-looking information. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward looking information. Statements in this press release regarding the Issuer’s business or proposed business, which are not historical facts are forward-looking information that involve risks and uncertainties, such as estimates and statements that describe the Issuer’s future plans, objectives or goals, including words to the effect that the Issuer or management expects a stated condition or result to occur. Since forward-looking statements address events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties. The foregoing commentary is based on the beliefs, expectations and opinions of management on the date the statements are made. The Issuer disclaims any intention or obligation to update or revise forward-looking information, whether as a result of new information, future events or otherwise.

Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Keith J. Henderson, President & CEO

Business Telephone No.:  (604) 638-5817

Item 9.	Date of Report

December 2, 2010